Consent of Independent Registered Public Accounting Firm

American Telecom Services, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, filed on February 1, 2006 (which is being filed pursuant to Rule 462 (b)), of our report dated September 30, 2005, relating to the financial statements of American Telecom Services, Inc., appearing in the Company’s amended registration statement (File No. 333-129361). Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York

February 1, 2006